Response to Item 77D

Eaton Vance Tax Free Reserves

The Fund was liquidated on November 22,
2010.  In a supplement dated October 19,
2010 to the prospectus dated May 1, 2010, it was disclosed that shares of the Fund would no longer be available for purchase. The supplement to the Fund's prospectus and the prospectus as well, filed pursuant to Rule 497 under the Securities Act of 1933, as amended, and are incorporated herein by reference.



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